UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	March 11, 2008
(March 7, 2008)

Commission	Name of Registrants, State of Incorporation,	I.R.S. Employer
File Number	Address and Telephone Number	Identification No.

001-32462	PNM Resources, Inc.	85-0468296
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

001-06986	Public Service Company of New Mexico	85-0019030
(A New Mexico Corporation)
Alvarado Square
Albuquerque, New Mexico 87158
(505) 241-2700

002-97230	Texas-New Mexico Power Company	75-0204070
(A Texas Corporation)
4100 International Plaza,
P.O. Box 2943
Fort Worth, Texas 76113
(817) 731-0099

225 East John Carpenter Freeway
Irving, TX 75062
(469) 484-8500
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01   Entry Into a Material Definitive Agreement

As previously reported, on February 26, 2008, the Board of Directors of Texas-New Mexico Power Company (“TNMP”), a wholly owned subsidiary of PNM Resources, Inc. (“PNMR”), authorized TNMP to enter into a proposed $150 million short-term bank loan agreement with two banks.  TNMP reported that it intended to use the proceeds of the bank loan to redeem the remaining $148.9 million of its 6.125% Senior Notes Due 2008 (the“6.125% Notes”) prior to the maturity date of June 1, 2008.  TNMP plans to ultimately replace the $150 million short-term bank loan by issuing long-term debt in the form of additional senior unsecured notes.

On March 7, 2008, TNMP executed a $150 million term loan credit agreement ("Credit Agreement").  Other parties to the Credit Agreement include JPMorgan Chase Bank, N.A. ("JPMorgan"), as administrative agent, and JPMorgan and Union Bank of California, N.A., as lenders.  The Credit Agreement is described in Item 2.03 of this report, which is incorporated by reference into this Item 1.01.

The agent and lender parties perform normal banking and investment banking and advisory services for TNMP and its affiliates from time to time for which they have received customary fees and expenses.

Item 2.03   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The Credit Agreement allows TNMP to borrow up to $150 million in a single draw on any date (the “Funding Date”) prior to April 11, 2008.  Borrowings must be repaid under the Credit Agreement by the six-month anniversary of the Funding Date, unless extended.  The Credit Agreement includes six-month extension options that are subject to approval by the lenders.  TNMP must pay a commitment fee prior to the Funding Date and interest from time to time thereafter.  Borrowing under the Credit Agreement is conditioned on the ability of TNMP to make certain representations.

On March 10, 2008, The Bank of New York Trust Company, N.A., the trustee (“Trustee”) for the 6.125% Notes, gave notice to the note holders of the redemption, effective April 9, 2008, of the entire remaining principal amount of the 6.125% Notes at a redemption price of 100% of the principal amount of the notes to be redeemed, plus accrued interest.  TNMP expects to draw on the Credit Agreement for the funds to redeem the notes.

The Credit Agreement includes customary covenants, including requirements to not exceed a maximum consolidated debt-to-consolidated capitalization ratio.  The Credit Agreement also includes customary events of default.  The Credit Agreement has a cross default provision and a change of control provision. If an event of default occurs, the administrative agent may, or upon the request and direction of lenders holding a specified percentage of the commitments or loans shall, terminate the obligations of the lenders to make loans under the Credit Agreement and/or declare the obligations outstanding under the Credit Agreement to be due and payable. Such termination and acceleration will occur automatically in the event of an insolvency or bankruptcy default.  The Credit Agreement did not require state regulatory approval.

Item 8.01   Other Events

On February 21, 2007, Public Service Company of New Mexico (“PNM”), a wholly owned subsidiary of PNMR, filed a general electric rate case requesting that the New Mexico Public Regulation Commission (“NMPRC”) approve an increase in service fees to all of PNM’s retail customers, except those formerly served by TNMP.  PNM requested an increase in electric revenues of $76.9 million, an increase of 13.8 percent over existing revenues, designed to provide PNM’s electric utility an opportunity to earn a 10.75 percent return on equity.  The application also requested authorization to implement a fuel and purchase power adjustment clause through which changes in the cost of fuel and purchased power, above or below the costs included in base rates, would be passed through to customers on a monthly basis.

On March 6, 2008, the hearing examiner in this rate case issued his recommended decision. Under the recommended decision, PNM would receive a $24.2 million rate increase if the NMPRC approves the recommended decision in its entirety.  The recommended decision also recommends that the NMPRC reject the request for a fuel and purchase power adjustment clause.  The recommended decision is based on a revenue requirement of $580.5 million and an authorized return on equity of 9.71 percent.  The NMPRC is anticipated to issue a final order regarding the electric rate case by May 7, 2008.  The NMPRC may adopt all, part, or none of the recommended decision.  If the NMPRC adopts the recommended decision in its entirety, the hearing examiner’s proposed treatment of PNM’s costs related to coal mine decommissioning, renewable energy certificates, and acquisition adjustments would result in the write-off of amounts reflected as assets on PNM’s balance sheet at December 31, 2007 aggregating $39.4 million.  PNM is unable to predict the outcome of the rate proceeding.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PNM RESOURCES, INC.
PUBLIC SERVICE COMPANY OF NEW MEXICO
TEXAS-NEW MEXICO POWER COMPANY
(Registrants)

Date: March 11, 2008	/s/ Thomas G. Sategna
Thomas G. Sategna
Vice President and Corporate Controller
(Officer duly authorized to sign this report)